                                                                   EXHIBIT 99(a)

                                                                          AMETEK
CORPORATE OFFICE
37 North Valley Road, Building 4,
P.O. Box 1764, PAOLI, PA 19301-0801                                         NEWS

Contact: William J. Burke (610) 889-5249


          AMETEK ACHIEVES RECORD FIRST QUARTER WITH NET INCOME UP 25%
                         --RAISES FULL-YEAR ESTIMATES--

Paoli, PA, April 21, 2004 - AMETEK, Inc. (NYSE: AME) today announced first quarter results that established records for sales, operating income, and net income.

AMETEK's first quarter 2004 sales of $291.4 million were up 9% over the same period of 2003. Operating income for the first quarter of 2004 was $43.5 million, a 19% increase from the $36.7 million recorded in the same period of 2003. Net income in the first quarter of 2004 increased 25% to $24.7 million, or $.36 per diluted share, from first quarter 2003 levels of $19.7 million, or $.29 per diluted share. Sales, operating income, and net income were quarterly records.

"AMETEK had an excellent quarter," noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. "Better than anticipated internal growth in both our Electronic Instruments and Electromechanical segments, plus contributions from businesses acquired last year enabled us to grow the top-line by 9%. We captured the leverage in our business model and significantly increased profitability," he commented.

"We had superb cash flow generation from our businesses during the quarter. Our cash flow from operations totaled approximately $41 million, a 58% increase over the first quarter of 2003. We are well on our way to another record year of operating cash flow," he added.

ELECTRONIC INSTRUMENTS GROUP (EIG)

For the 2004 first quarter, EIG sales increased 13% to $150.6 million. Operating income was $26.1 million, compared with $20.0 million in the first quarter of 2003, an increase of 31%. Operating margins for the quarter improved to 17.3%, from 15.0% in the first quarter of 2003.

"EIG sales were up in the quarter due to contributions from Solidstate Controls and Chandler Instruments, both acquired in 2003, as well as strength in our process and industrial businesses. Strong operating results at our existing and newly acquired businesses drove EIG margins up 230 basis points," said Mr. Hermance.

ELECTROMECHANICAL GROUP (EMG)

For the first quarter of 2004, EMG's sales were $140.8 million, a 5% increase over the same period of 2003. Operating income of $23.3 million was up 7% from the $21.8 million recorded in the same period of 2003. Operating margins for the quarter were 16.6%, compared with 16.3% in the first quarter of 2003.

"EMG had a solid quarter with our differentiated businesses posting excellent sales growth. Operating margins were up as we brought the revenue increase to the bottom line," noted Mr. Hermance.

                                     -MORE-

AMETEK ACHIEVES RECORD FIRST QUARTER WITH NET INCOME UP 25%
PAGE 2

2004 OUTLOOK

Mr. Hermance commented, "Given the improving economic environment, we are raising our estimates for the year. We now expect full-year revenues to be up mid to high single-digits on the benefits of our Chandler Instruments and Solidstate Controls acquisitions and improved internal growth in both Groups. Earnings are expected to be approximately $1.48 to $1.53 per diluted share, an increase of approximately 14% to 18% over 2003, driven by strength in our differentiated businesses, our continued focus on operational excellence, and contributions from our 2003 acquisitions.

"Our second quarter 2004 sales are expected to be up mid to high single-digits from last year's second quarter on internal growth in both segments and the contribution from our 2003 acquisition of Chandler Instruments. We expect our earnings to be approximately $.37 to $.38 per diluted share, an increase of approximately 16% to 19% over last year's second quarter," concluded Mr. Hermance.

CONFERENCE CALL

AMETEK, Inc. will Web cast it's First Quarter 2004 investor conference call on Wednesday, April 21, 2004, beginning at 8:30 AM EST. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. To access the Web cast from ametek.com, click on the Audio Conference Call link. The call will be archived at www.ametek.com/investors. To access the audio archive, click on the Audio Conference Call link in the Investors Section.

CORPORATE PROFILE

AMETEK is a leading global manufacturer of electronic instruments and electric motors with 2003 sales of nearly $1.1 billion. AMETEK's Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

FORWARD-LOOKING INFORMATION

Statements in this news release that are not historical are considered "forward-looking statements" and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK's Securities and Exchange Commission filings.

                                      # # #
                         (Financial Information Follows)

                                  AMETEK, INC.

                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                  -----------------------------
                                                     2004                2003
                                                  ---------           ---------
NET SALES                                         $ 291,423           $ 267,531
                                                  ---------           ---------
EXPENSES:

   Cost of sales, excluding depreciation            208,362             195,064
   Selling, general and administrative               30,890              27,315
   Depreciation                                       8,674               8,475
                                                  ---------           ---------
     Total expenses                                 247,926             230,854
                                                  ---------           ---------

OPERATING INCOME                                     43,497              36,677
Other income (expenses):
   Interest expense                                  (6,411)             (6,632)
   Other, net                                          (326)               (887)
                                                  ---------           ---------
Income before income taxes                           36,760              29,158
Provision for income taxes                           12,096               9,440
                                                  ---------           ---------
NET INCOME                                        $  24,664           $  19,718
                                                  =========           =========

DILUTED EARNINGS PER SHARE (a)                    $    0.36           $    0.29
                                                  =========           =========
BASIC EARNINGS PER SHARE (a)                      $    0.37           $    0.30
                                                  =========           =========
AVERAGE COMMON SHARES OUTSTANDING (a):

  Diluted shares                                     68,651              67,291
                                                  =========           =========
  Basic shares                                       67,278              65,964
                                                  =========           =========

Dividends per share (a)                           $    0.06           $    0.03
                                                  =========           =========


(a) Amounts for 2003 have been restated to reflect a two-for-one stock split effective February 27, 2004.

                                  AMETEK, INC.
                   INFORMATION BY BUSINESS SEGMENT (UNAUDITED)
                                 (IN THOUSANDS)

                                        THREE MONTHS ENDED
                                             MARCH 31,
                                   -----------------------------
                                      2004                2003
                                   ---------           ---------
        NET SALES
Electronic Instruments             $ 150,646           $ 133,601
Electromechanical                    140,777             133,930
                                   ---------           ---------
  Total Consolidated               $ 291,423           $ 267,531
                                   =========           =========

        OPERATING INCOME

Electronic Instruments             $  26,121           $  19,982
Electromechanical                     23,324              21,801
                                   ---------           ---------
  Total segments                      49,445              41,783
Corporate and other                   (5,948)             (5,106)
                                   ---------           ---------
       Total Consolidated          $  43,497           $  36,677
                                   =========           =========

                                  AMETEK, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                             MARCH 31,          December 31,
                                                               2004                2003
                                                            ----------          ----------
                                                            (UNAUDITED)
ASSETS
Current assets:
    Cash, cash equivalents and marketable securities        $   26,665          $   22,886
    Receivables, net                                           195,247             189,010
    Inventories                                                151,784             143,359
    Other current assets                                        23,836              26,811
                                                            ----------          ----------
        Total current assets                                   397,532             382,066

Property, plant and equipment, net                             208,254             213,622
Goodwill, net                                                  508,078             506,964
Other intangibles, investments and other assets                113,092             112,195
                                                            ----------          ----------
        Total assets                                        $1,226,956          $1,214,847
                                                            ==========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Short-term borrowings and current
      portion of long-term debt                             $   76,524          $  106,774
    Accounts payable and accruals                              192,622             182,457
                                                            ----------          ----------
        Total current liabilities                              269,146             289,231

Long-term debt                                                 318,834             317,674
Deferred income taxes and other long-term liabilities           87,594              78,812
Stockholders' equity                                           551,382             529,130
                                                            ----------          ----------
        Total liabilities and stockholders' equity          $1,226,956          $1,214,847
                                                            ==========          ==========